  EXHIBIT 8.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue, 44th Floor

New York, New York 10174

November 12, 2026

Tigerless AI Holdings Inc.

450 7th Avenue, Suite 905

New York, New York 10123

Ladies and Gentlemen:

We have acted as counsel to Tigerless AI Holdings Inc., a Nevada corporation (“Tigerless AI”), in connection with an Agreement and Plan of Merger, dated as of April 17, 2026 (as amended from time to time, the “Business Combination Agreement”), entered into by and among Tigerless AI, Piermont Valley Acquisition Corp., a Cayman Islands exempted company (“PVAC”), Tigerless Health, Inc., a New York corporation ( “Tigerless Health”), Tigerless Merger Sub 1 Corp., a New York corporation and wholly-owned subsidiary of Tigerless AI (“Merger Sub 1”), and Tigerless Merger Sub 2 Corp., a Cayman Islands exempted company and wholly-owned subsidiary of Tigerless AI (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”).

We are furnishing this letter at the request of Tigerless AI in connection with the filing of a Registration Statement on Form S-4 (File No. 333-299285) (as amended, the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Business Combination Agreement provides for, among other things, Tigerless Health to merge with and into Merger Sub 1 (the “Reorganization Merger”), with Tigerless Health being the surviving corporation of the Reorganization Merger and becoming a wholly-owned subsidiary of Tigerless AI, and then, immediately following the consummation of the Reorganization Merger, Merger Sub 2 merging with and into PVAC (the “Acquisition Merger”, and together with the Reorganization Merger the “Mergers”), with PVAC being the surviving corporation of the Acquisition Merger and becoming a direct, wholly-owned subsidiary of Tigerless AI. Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in the Registration Statement.

In connection with the opinions expressed herein, we have examined and relied upon the Registration Statement (including the proxy statement/prospectus included therein) and such agreements, records, and other documents as we have deemed relevant or necessary in connection with our opinion set forth herein, including the Business Combination Agreement (the “Transaction Documents”). In our examination of the Transaction Documents, we have assumed the genuineness of all signatures, the legal capacity of signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

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We have assumed that (i) the Mergers will be effected in accordance with the Business Combination Agreement and none of the material terms and conditions of the Business Combination Agreement have been or will be waived or modified, (ii) the representations set forth in the Business Combination Agreement are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Business Combination Agreement “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, (iv) as to factual matters, the accuracy of each of the representations, warranties and agreements contained in any document, (v) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Business Combination Agreement, and (vi) all parties to the Transaction Documents will act in all respects at all relevant times in conformity with the requirements and provisions of the Transaction Documents (in each case, without regard to any grace periods, standards of care or other qualifications or limitations, and without undertaking to verify any statements, facts, covenants or representations contained therein, or compliance therewith). We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement. Any inaccuracy in any of the aforementioned assumptions could adversely affect our opinion.

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein (including the last sentence of this paragraph) and in the Registration Statement, the statements in the Registration Statement under the caption titled “Certain Material United States Federal Income Tax Considerations – Material U.S. Federal Income Tax Effects of the Business Combination” insofar as such statements summarize U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion regarding such material U.S. federal income tax consequences of the Business Combination. We note that the discussion contained in the Registration Statement under the caption “Certain Material United States Federal Income Tax Considerations – Material U.S. Federal Income Tax Effects of the Business Combination” does not address all of the U.S. federal income tax consequences of the Transactions that may be applicable to investors.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion relates solely to the material United States federal income tax consequences of the Transactions, and no opinion is implied or should be inferred beyond those matters. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take, and possibly sustain, a contrary position.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of Tigerless AI. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name whenever appearing therein with respect to the discussion of the material U.S. federal income tax consequences of the Transactions. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Graubard Miller

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